EXHIBIT 99.1

PRESS RELEASE DATED APRIL 7, 2006

Patch Welcomes Experienced Director to Board

VANCOUVER, B.C., April 7, 2006 /PRNewswire-FirstCall, Patch International Inc. (“PTCH”) (“Company”) (PTCH: OTCBB) is pleased to announce the appointment of John Thornton to the Company’s Board of Directors effective April 8, 2006. Mr. Thornton will also be serving as interim President and David Stadnyk will assume the role of honorary Chairman.

Mr. Thornton is a seasoned oil and gas finance executive who has over 40 years experience in a variety of North American resource, oil and gas ventures. Mr. Thornton’s expertise includes public company administration and fund raising.

The Company recognizes that strength in management is critical as it enters a new phase of growth in realizing its strategic direction. The appointment of Mr. Thornton will allow Mr. Stadnyk to bring a higher level of focus to aggressively building PTCHs oil and gas business and this appointment coupled with Mr. Stadnyk’s shift in roles paves the way for additional seasoned oil and gas executives to drive PTCH to the next level.

Commenting on the appointment, David Stadnyk said:

"The Company’s ability to attract strong candidates to its Board of Directors is testament to the soundness of the Company’s strategic direction. We are delighted to welcome John Thornton to the Board of Directors and have no doubt that his appointment will play a fundamental role in building the company's future as we enter our next stage of growth."

ABOUT PATCH INTERNATIONAL

PTCH is a junior oil and gas producer that currently earns oil revenue from 20 oil wells. These wells provide the company with short-term and long-term cash flow. PTCH has drill programs on five properties in Alberta scheduled for this year. PTCH has properties in North America, and has a property in the heart of the Alberta Oil Sands that will begin a work program in 2006. PTCH has a strong cash position as a result of being substantially underway in its program to sell its 11.2 million shares investment in Pharmaxis. The Company has declared a dividend, whereby shareholders of record as at July 30, 2004, will receive on a pro-rata basis 50% of the net proceeds after taxes and costs of the sale of the Company's Pharmaxis investment and net of any other costs and taxes that may arise with respect to this matter. The distribution will take place after the Company has completed the final sale of its Pharmaxis shares and is subject to the Company receiving all the required regulatory approvals.

For further information visit our corporate website at www.patchinternational.com.

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Contact:

Investor Relations

Tel: 888-864-7372

Fax: 604-688-5390

Email: info@patchinternational.com

CEOcast

Mr. Ken Sgro

Tel: 212-732-4300 Ext. 12

Email: kensgro@ceocast.com

The foregoing communication contains forward-looking statements. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by Patch International Inc. may differ materially from these statements due to a number of factors. Patch International Inc. assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before you make investment decision.